CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated August 26, 2010 relating to AllianceBernstein U.S. Strategic Research Portfolio and September 24, 2010 relating to AllianceBernstein Small Cap Growth Portfolio for the fiscal periods ended June 30, 2010 and July 31, 2010, respectively, which are incorporated by reference in this Post-Effective Amendment No. 93 to the Registration Statement (Form N-1A No. 2-29901) of AllianceBernstein Cap Fund, Inc.

                                                   /s/ERNST & YOUNG LLP


New York, New York
October 27, 2010